Exhibit 3.2

DRAFT DE BRAUW VERSION 23 FEBRUARY 2012

DEED OF CONVERSION AND AMENDMENT OF THE ARTICLES OF ASSOCIATION

B.V.

(TO BE RENAMED:

N.V.)

On the      day of      two thousand and twelve appears before me, Professor Martin van Olffen, notaris (civil-law notary) practising in Amsterdam:

    .

The person appearing declares that on the      day of      two thousand and twelve the general meeting of shareholders of      B.V., a private company with limited liability, with corporate seat in Utrecht, the Netherlands, and address at: 3532 AD Utrecht, the Netherlands, Vleutensevaart 100, number Trade Register     , resolved to convert the company into a limited liability company and besides to amend its articles of association and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that [he][she] converts the private company with limited liability into a limited liability company and besides amends it’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is:      N.V.

Its corporate seat is in Utrecht.

Objects.

Article 2.

The objects of the company are the sale, purchase, manufacturing, packaging and trading of coffee, tea, beverages and other related products, including but not limited to the process of coffee beans into coffee and related products, as well as to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, to provide services to other business enterprises of whatever nature, furthermore to finance third parties, in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Definitions.

Article 3.

In these articles of association the following terms shall have the following meaning:

Articles of Association:	these articles of association;

Board:	the board of directors of the Company;

Company:	N.V., incorporated on two thousand and twelve;

Chairman:	the Non-Executive Director of the Board appointed as Chairman in accordance with article 15, paragraph 2;

Chief Executive Officer:	the Executive Director appointed as Chief Executive Officer in accordance with article 15, paragraph 1;

depositary receipt for a share:	depositary receipt for a share in the capital of the Company issued with the co-operation of the Company;

Executive Director:	a member of the Board appointed as executive director;

General Meeting:	the corporate body the general meeting of shareholders or a meeting of such corporate body;

holder of a depositary receipt:	a holder of a depositary receipt for a share in the capital of the Company issued with the co-operation of the Company or a person to whom by law the same rights are attributed vis-à-vis the Company as those which are attributed to a holder of a depositary receipt for a share;

law:	the law of the Netherlands;

Non-Executive Director:	a member of the Board appointed as non executive director;

person:	a natural person or a legal entity;

person authorised to attend	(a) a shareholder, (b) a holder of a depositary receipt for a

a General Meeting:	share, and (c) a holder of a right of usufruct or a right of pledge, but excluding the holder of such right in respect of a share of which the voting right vests in the holder of such share and in respect of whom at the time that the right of usufruct or the right of pledge was granted the rights which by law are conferred upon holders of depositary receipts for shares issued with the co-operation of a company were withheld, and (d) such other persons referred to in article 25, paragraph 1;

person authorised to attend	(a) a shareholder entitled to vote, (b) a holder of a right of

and to vote at a General	usufruct or a right of pledge, who is entitled to the voting

Meeting:	right attached to the share which is subject to the right of usufruct or the right of pledge, and (c) such other persons referred to in article 25, paragraph 1;

rights of holders of depositary	the rights conferred by law on holders of depositary receipts

receipts:	for shares issued with the cooperation of a company, such as inter alia the right to receive notices of general meetings, the right to attend such meetings, the right to address such meetings and the right to inspect the annual accounts as prepared by the board, the annual report and the additional information thereto, at the office of the company, and to obtain a copy thereof at no cost;

Secretary:	the secretary of the Company referred to in article 19;

shareholder:	a holder of a share in the capital of the Company or the joint holders of a share referred to in article 11;

statutory regulations:	regulations by or pursuant to the law of the Netherlands.

Share capital and shares.

Article 4.

4.1.	The authorised share capital of the Company amounts to euro (EUR ). It is divided into ( ) shares of euro (EUR ) each.

4.2.	The shares shall consecutively be numbered from 1 onwards.

Issue of shares.

Article 5.

5.1.	Shares shall be issued pursuant to a resolution proposed by the Board and adopted by the General Meeting, or pursuant to a resolution of the Board if by resolution of the General Meeting the Board has been authorised for a specific period not exceeding five (5) years to issue shares. The resolution granting the aforesaid authorisation must determine the number of the shares that may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

5.2.	The General Meeting, or the Board, if authorised for that purpose, shall determine the price and the further conditions of issue in its resolution to issue shares. Save for the provisions of section 80 of Book 2 of the Dutch Civil Code, the issue-price may not be below par value.

5.3.	Shares may be issued only against payment in full of the amount at which such shares are issued and with due observance of the provisions of sections 80a and 80b of Book 2 of the Dutch Civil Code.

5.4.	The preceding paragraphs of this article shall apply mutatis mutandis to the granting of rights to subscribe for shares, but not to the issue of shares to a person who exercises a previously acquired right to subscribe for shares.

5.5.	The Company may grant loans for the purpose of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares subject to any applicable statutory provisions.

Pre-emptive rights.

Article 6.

6.1.	Upon the issue of shares, each shareholder shall have a pre-emptive right to acquire such newly issued shares in proportion to the aggregate amount of his shares, it being understood that this pre-emptive right shall not apply to:

a.	any issue of shares to employees of the Company or employees of a group company;

b.	shares which are issued against payment in kind.

6.2.	The pre-emptive right may be restricted or excluded by a resolution proposed by the Board and adopted by the General Meeting, or pursuant to a resolution of the Board if by resolution of the General Meeting the Board has been authorised to restrict or exclude the pre-emptive right.

In the proposal for such resolution the reasons for the proposal and the choice of the intended price of issue must be explained in writing. If the Board has been designated as the body authorised to issue shares, the General Meeting may by resolution also designate the Board for a period not exceeding five (5) years as the body authorised to restrict or exclude the pre-emptive right. This authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

6.3.	For the purposes of this article the granting of rights to subscribe for shares shall be considered the equivalent of the issue of shares, and the provisions of this article shall not apply in respect of shares issued to a person who exercises a previously acquired right to subscribe for shares.

Acquisition.

Article 7.

7.1.	Subject to authorisation by the General Meeting and subject to the applicable statutory provisions, the Board may cause the Company to acquire fully paid-up shares in its share capital, as well as depositary receipts for such shares, for a consideration.

7.2.	The authorisation of the General Meeting as referred to in paragraph 1 of this article shall not be required if the Company acquires fully paid-up shares in its own share capital or depositary receipts for such shares for the purpose of transferring such shares or depositary receipts, by virtue of an applicable employee stock purchase plan, to persons employed by the Company or by a group company, provided such shares or depositary receipts are quoted on the official list of any stock exchange.

Reduction of share capital.

Article 8.

With due observance of the statutory requirements the General Meeting may resolve to reduce the issued share capital by (i) reducing the par value of shares by amending the Articles of Association, or (ii) cancelling shares in its own capital which the Company holds itself or depositary receipts for shares in the Company’s share capital held by the Company.

Shares. Share register.

Article 9.

9.1.	Shares shall be issued in registered form only.

9.2.	Shares shall be available in the form of an entry in the share register. Share certificates will not be issued.

9.3.

With due observance of the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address.

Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable listing rules.

9.4.	Each shareholder’s name, his address and such further information as required by law or considered appropriate by the Board, shall be recorded in the share register.

9.5.	The form and the contents of the share register shall be determined by the Board with due observance of the paragraphs 3 and 4 of this article.

9.6.	Upon his request a shareholder shall be provided with written evidence of the contents of the share register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

9.7.	The provisions of paragraphs 3 up to and including 6 of this article shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

Pledge of shares.

Article 10.

10.1.	Shares in the capital of the Company may be pledged as security for a debt.

10.2.	If a share is encumbered with a pledge, the voting right attached to that share shall vest in the shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.

Jointly owned shares or depositary receipts.

Article 11.

If through any cause whatsoever one or more shares or depositary receipts are jointly held by two or more persons other than resulting from the application of the Act on securities transactions by giro, such persons may jointly exercise the rights arising from those shares or depositary receipts, provided that these persons be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

The Board may, whether or not subject to certain conditions, grant an exemption for the provision of the previous sentence.

Transfer of shares.

Article 12.

12.1.	The transfer of a share shall require a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (notaris) or bailiff (deurwaarder), or in the manner as referred to below in paragraph 2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the Company shall be the equivalent of acknowledgement as stated in this paragraph.

12.2.	The preceding paragraph shall apply mutatis mutandis to the transfer of any qualified interest in a share, provided that a pledge may also be created without acknowledgement by or service of notice upon the Company and that section 239 of Book 3 of the Dutch Civil Code shall apply, in which case acknowledgement by or service of notice upon the Company shall replace the announcement referred to in subsection 3 of section 239 of Book 3 of the Dutch Civil Code.

Management.

Article 13.

13.1.	The management of the Company shall be conducted by a Board.

13.2.	The Board shall consist of one or more Executive Directors and Non-Executive Directors.

The Board shall determine the number of Executive Directors and the number of Non-Executive Directors.

Only natural persons can be Non-Executive Directors.

13.3.	The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the binding nomination of the Board.

13.4.	If a Board member is to be appointed, the Board shall make a nomination of at least the number of persons prescribed by law.

The General Meeting may at all times overrule the binding nomination by a simple majority, provided such majority represents more than one third of the issued share capital. If the General Meeting overruled the binding nomination, the Board shall make a new nomination.

The nomination shall be included in the notice of the General Meeting at which the appointment shall be considered.

13.5.	If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the General Meeting shall be free to appoint a member of the Board at its discretion.

A resolution to appoint a member of the Board that was not nominated by the Board, may only be appointed by a simple majority, provided such majority represents more than one third of the issued share capital.

With regard to subjects referred to in this paragraph and the previous paragraph, a second General Meeting may not be convened pursuant to section 2:120, subsection 3 of the Civil Code.

13.6.	The Company must establish a policy in respect of the remuneration of the Board. The policy is adopted by the General Meeting upon the proposal of the Board.

The remuneration of the Executive Directors shall be determined by the Board with due observance of the remuneration policy adopted by the General Meeting. The remuneration of the Non-Executive Directors shall be determined by the General Meeting with due observance of the remuneration policy adopted by the General Meeting.

A proposal with respect to remuneration schemes in the form of shares or rights to shares is submitted by the Board to the general meeting for its approval.

This proposal must set out at least the maximum number of shares or rights to shares to be granted to members of the Board and the criteria for granting or amendment.

13.7.	Unless law provides otherwise, the following shall be reimbursed to current and former members of the Board:

a.	the reasonable costs of conducting a defence against claims (also including claims by the Company) based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

b.	any damages payable by them as a result of an act or failure to act as referred to under a;

c.	the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

13.8.	There shall be no entitlement to reimbursement as referred to in paragraph 7 above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. If and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Company. The Company may request that the person concerned provide security for his repayment obligation. The Company may take out liability insurance for the benefit of the persons concerned. The Board may by agreement or otherwise give further implementation to the above.

Term of office. Resignation and dismissal.

Article 14.

14.1.	Each director shall be appointed for a term of one year, provided that a director will not retire before—and accordingly such term shall be lengthened until—(i) the vacancy to arise pursuant to his departure will be filled, or (ii) the Board has resolved that upon his departure the number of members of the Board will be decreased.

A director shall not be available for reappointment if he has been in office for ten (10) years.

14.2.	The General Meeting may at any time remove or suspend any member of the Board. If and to the extent law permits this, Executive Directors may also be suspended by the Board.

Chief Executive Officer. Chairman of the Board.

Article 15.

15.1.	The Board shall appoint an Executive Director as Chief Executive Officer for such period as the Board may decide. In addition, the Board may grant other titles to an Executive Director.

15.2.	The Board shall appoint a Non-Executive Director to be Chairman of the Board for such period as the Board may decide.

15.3.	The Board may appoint one or more of the Non-Executive Directors as vice-chairman of the Board for such period as the Board may decide. If the Chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such of the duties of the Chairman entrusted to him by the Board may decide.

15.4.	If no Chairman has been appointed or if the Chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice-chairman or in the event of his absence or unwillingness to take the chair, by a member of the Board or another person present designated for such purpose by the meeting.

Meetings.

Article 16.

16.1.	Meetings of the Board may be called at any time, either by one or more members of the Board or, on his or their instructions, by the Secretary.

16.2.	The Secretary may attend the meetings of the Board.

The Board may decide to permit others to attend a meeting as well.

16.3.	A member of the Board member will not participate in deliberations and the adoption of resolutions in respect of which he has a conflict of interest with the Company or its enterprise. If all members of the Board have a conflict of interest, the resolution concerned will nevertheless be adopted by the Board.

16.4.	The minutes of meetings of the Board shall be kept by the Secretary. The minutes shall be adopted by the Board at the same meeting or at a subsequent meeting.

If the Board has adopted resolutions without holding a meeting, the Secretary shall keep a record of each resolution adopted without holding a meeting. Such record shall be signed by the [Chairman] and the Secretary.

Powers, division of duties, restrictions.

Article 17.

17.1.	Subject to the division of duties referred to in paragraph 2 of this article, the Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by the Articles of Association to others.

17.2.	The Board may divide its duties among the directors by regulation referred to in article 20, paragraph 1, provided that the day to day management of the Company shall be entrusted to the Executive Directors and provided further that the task to supervise the performance by the directors of their duties cannot be taken away from the Non-Executive Directors.

17.3.	The Board may establish such committees as it may deem necessary which committees may consist of one or more members of the Board or of other persons. The Board appoints the members of each committee, provided that (i) an Executive Director shall not be a member of the audit committee, the remuneration committee or the nomination committee and (ii) a Non-Executive Directors shall not be a member of the executive committee. The Board determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.

17.4.	The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.

17.5.	Legal acts relating to a non-cash contribution on shares and other legal acts as referred to in section 2:94 of the Civil Code, may be performed by the Board without prior approval of the General Meeting.

17.6.	Without prejudice to any other applicable provisions of the Articles of Association, the Board shall require the approval of the General Meeting for resolutions of the Board regarding a significant change in the identity or nature of the Company or the enterprise, including in any event:

a.	the transfer of the enterprise or practically the entire enterprise to a third party;

b.	the conclusion or cancellation of any long-lasting cooperation by the Company or a subsidiary (dochtermaatschappij) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to the Company; and

c.	the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the Company, by the Company or a subsidiary.

17.7.	In the event of the absence or inability to act of one or more members of the Board, the powers of the Board remain intact, provided that:

(i)	in the event of the absence or inability to act of all Executive Directors, the Non-Executive Directors shall be authorised to temporarily entrust the management to others;

(ii)	in the event of the absence or inability to act of the Non-Executive Directors or of all members of the Board, the Secretary shall temporarily be responsible for the management of the Company until the vacancies have been filled. In the event of the absence or inability to act of all Non-Executive Directors or all members of the Board, the Secretary will as soon as possible take the necessary measures required for a permanent solution.

Representation.

Article 18.

18.1.	The Board shall represent the Company.

18.2.	The Company shall also be represented by the Chief Executive Officer [as well as by two other Executive Directors acting jointly].

The Board shall have the power, without prejudice to its responsibility, to cause the Company to be represented by one or more attorneys. These attorneys shall have such powers as shall be assigned to them on or after their appointment and in conformity with the Articles of Association, by the Board.

18.3.	In the event that a member of the Board has a conflict of interest with the Company, the Company nonetheless can be represented by the person(s) referred to in paragraphs 1 and 2 above.

Secretary.

Article 19.

19.1.	The Board shall appoint a Secretary from outside its members.

19.2.	The Secretary shall have such powers as are assigned to him by the Articles of Association and, subject to the Articles of Association, by the Board on or after his appointment.

19.3.	The Secretary may be removed from office at any time by the Board.

Regulations.

Article 20.

20.1.	With due observance of the Articles of Association the Board shall adopt one or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board, the Chief Executive Officer, the Executive Directors, the Non-Executive Directors and the committees established by the Board.

20.2.	Regulations dealing with matters concerning General Meetings will be placed on the Company’s website.

Article 21.

General Meetings shall be held in the municipality of Amsterdam, Haarlemmermeer, Rotterdam, The Hague or Utrecht. Further information to persons authorised to attend a General Meeting with regard to the venue of the meeting shall be given in the notice convoking the meeting.

Article 22.

22.1.	A General Meeting shall be held once a year, no later than six months after the end of the financial year of the Company.

22.2.	The agenda of the annual meeting shall contain, inter alia, the following items:

a.	consideration of the annual report, the annual accounts and the particulars to be added thereto pursuant to the statutory regulations;

b.	adoption of the annual accounts;

c.	if applicable, the proposal to pay a dividend;

d.	proposals relating to the composition of the Board, including the filling of any vacancies in the Board;

e.	the proposals placed on the agenda by the Board, including, but not limited to, a proposal to grant discharge to the directors for their management during the financial year, together with proposals made by shareholders in accordance with provisions of the law and the provisions of the Articles of Association.

22.3.	The Board shall provide the General Meeting with all requested information unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must give reasons.

22.4.	Matters will only be put to vote if and to the extent that the General Meeting is authorised by law or the Articles of Association to resolve on the subject matter. All other matters are put on the agenda for discussion purposes only.

Extraordinary General Meeting.

Article 23.

Extraordinary General Meetings shall be convened by the Board, or whenever one or more shareholders and/or holders of depositary receipts representing the minimum percentage of at least one-tenth of the issued and outstanding capital so request the Board in writing. Such request shall specify and elucidate the subjects which the applicants wish to be discussed.

General Meeting. Notice and agenda.

Article 24.

24.1.	Notice of the General Meeting shall be given by the Board upon a term of at least such number of days prior to the day of the meeting as required by law, in accordance with law and the regulations of the stock exchange where shares in the share capital of the Company are officially listed at the Company’s request.

24.2.	The Board may decide that the convocation letter in respect of a person authorised to attend a General Meeting who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the Company for such purpose.

24.3.	The notice shall state the subjects on the agenda or shall inform the persons authorised to attend a General Meeting that they may inspect the agenda at the office of the Company and that copies thereof are obtainable at such places as are specified in the notice.

24.4.	A matter, the consideration of which has been requested in writing by one or more holders of shares or depositary receipts for shares, representing solely or jointly at least one percent (1%) of the issued share capital, will be placed on the notice convening a meeting or will be announced in the same manner if the Company has received the request not later than on the sixtieth day prior to the day of the meeting.

24.5.	The Board shall inform the General Meeting by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

24.6.	Written requests as referred to in article 23 and this article 24 paragraph 4, may not be submitted electronically. Written requests as referred to in article 23 and this article 45 paragraph 4 shall comply with conditions stipulated by the Board, which conditions shall be posted on the Company’s website.

Article 25.

25.1.	The persons who are entitled to attend the meeting are persons who:

(i)	are a shareholder or a person who is otherwise entitled to attend the meeting as per a certain date, determined by the Board, such date hereinafter referred to as: the “record date”,

(ii)	are as such registered in a register (or one or more parts thereof) designated thereto by the Board, hereinafter referred to as: the “register”, and

(iii)	have given notice in writing to the Company prior to a date set in the notice to attend a General Meeting,

regardless of who will be shareholder or holder of depositary receipts at the time of the meeting. The notice will contain the name and the number of shares the person will represent in the meeting. The provision above under (iii) concerning the notice to the Company also applies to the proxy holder of a person authorised to attend a General Meeting.

25.2.	The Board may decide that persons entitled to attend shareholders’ meetings and vote thereat may, within a period prior to the shareholders’ meeting to be set by the Board, which period cannot begin prior to the registration date as meant in the previous paragraph, cast their votes electronically in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

25.3.	The notice of convocation of the meeting will contain the place of meeting and the proceedings for registration.

25.4.	The written proxies must be deposited at the office of the Company prior to a date set in the notice of the meeting.

25.5.	The Board may decide that the business transacted at a shareholders’ meeting can be taken note of by electronic means of communication.

25.6.	The Board may decide that each person entitled to attend shareholders’ meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the shareholders’ meeting concerned. The Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the shareholders’ meeting and shall be posted on the Company’s website.

General Meeting. Meeting proceedings and reporting.

Article 26.

26.1.	The General Meeting shall be presided by the Chairman or, if he is absent, by one of the other members of the other Non-Executive Directors designated for that purpose by the Board. If no Non-Executive Directors are present at the meeting, the meeting shall be presided by one of the Executive Directors designated for that purpose by the Board.

26.2.	The chairman of the meeting shall determine the order of proceedings at the meeting with due observance of the agenda and he may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

26.3.	A certificate signed by the chairman of the meeting and the Secretary confirming that the General Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

26.4.	Minutes of the meeting shall be kept by a person to be designated by the chairman of the meeting and shall be confirmed and signed by the chairman of the meeting and the person who has kept the minutes, unless the business transacted at the meeting is officially recorded by a notary.

Article 27.

27.1.	Resolutions proposed to the General Meeting by the Board shall be adopted by a simple majority unless the law or the Articles of Association determine otherwise. Unless another majority of votes or quorum is required by virtue of the law, all other resolutions shall be adopted by at least a simple majority, provided such majority represents more than one third of the issued share capital.

A second meeting referred to in article 120, paragraph 3 of Book 2 Dutch Civil Code cannot be convened.

27.2.	The chairman of the meeting determines the method of voting.

27.3.	Any and all disputes with regard to voting for which neither the law nor the Articles of Association provide shall be decided by the chairman of the meeting.

27.4.	The ruling pronounced by the chairman of the meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution passed.

Article 28.

28.1.	Each share confers the right to cast one vote at the General Meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

28.2.	No votes may be cast at the General Meeting in respect of shares which are held by the Company or any of its subsidiaries, nor in respect of shares the depositary receipts for which are held by the Company or by any of its subsidiaries. Usufructuaries and pledgees of shares which belong to the Company or its subsidiaries shall not be excluded from the right to vote if the right of usufruct or pledge was created before the shares concerned were held by the Company or a subsidiary of the Company. The Company or a subsidiary of the Company may not cast votes for shares in respect of which the Company or the subsidiary holds a right of pledge or usufruct.

28.3.	For the purpose of determining how many shareholders are voting and are present or represented, or how much of the capital is provided or represented, no account shall be taken of shares in respect whereof the law stipulates that no votes can be cast for them.

Article 29.

29.1.	Members of the Board shall have admission to the General Meetings. They shall have an advisory vote at the General Meetings.

29.2.	Furthermore, admission shall be given to the persons whose attendance at the meeting is approved by the chairman of the meeting.

External auditor.

Article 30.

30.1.	The Company shall instruct a registered accountant or another expert as referred to in section 2:393, first subsection, of the Dutch Civil Code, both hereinafter also referred to as: the accountant—to audit the annual accounts prepared by the Board, in accordance with section 2:393, subsection 3, of the Dutch Civil Code. The General Meeting is authorised to give such instructions. If the General Meeting fails to give these instructions, the Board shall be authorized to do so. The accountant shall report on his audit to the Board and shall present the result of his audit in a report.

With due observance of section 2:393 subsection 2 of the Dutch Civil Code, instructions to the accountant may be withdrawn at any time.

30.2.	The Board may give instructions to the accountant referred to in paragraph 1 or another accountant at the Company’s expense.

Financial year, annual report and annual accounts.

Article 31.

31.1.	The financial year of the Company shall run from the first day of July until the thirtieth day of June of the following calendar year.

31.2.	Annually, within the term set by law, the Board shall prepare annual accounts.

The annual accounts shall be accompanied by the auditor’s certificate referred to in article 30, if the assignment referred to in that article has been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the Company, as well as the other particulars to be added to those documents by virtue of applicable statutory provisions.

The annual accounts shall be signed by all members of the Board if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

31.3.	The annual accounts drawn up by the Board, the annual report and the other particulars to be added thereto by virtue of applicable statutory provisions shall be open to the inspection of the shareholders and holders of depositary receipts at the office of the Company from the date of notice convoking the General Meeting at which the aforesaid documents shall be dealt with. The Company shall make copies available to the shareholders and holders of depositary receipts free of charge, at their request.

31.4.	Insofar as the documents referred to in the preceding paragraph must be made public, any member of the public may inspect these documents and obtain a copy thereof at a charge not exceeding cost. This right shall cease as soon as the documents have been deposited at the office of the trade register.

Distributions.

Article 32.

32.1.	The Company may make distributions on shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

32.2.	Distributions of profit, meaning the net earnings after taxes shown by the adopted annual accounts, shall be made after the determining of the annual accounts from which it appears that they are justified, entirely without prejudice to any of the other provisions of the Articles of Association.

32.3.	The profit, if any, shall be carried to reserve as the Board may deem necessary.

32.4.	The profit remaining after application of the previous paragraph shall be at the disposal of the General Meeting, which may resolve to carry it to reserve or to distribute it among the holders of shares.

32.5.	On a proposal of the Board, the General Meeting may resolve to distribute to the holders of shares a dividend in the form of shares in the capital of the Company.

32.6.	Subject to the other provisions of this article the General Meeting may, on a proposal made by the Board, resolve to make distributions to the holders of shares to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law.

32.7.	No dividends shall be paid to the Company on shares held by the Company or where the Company holds the depositary receipts issued for such shares, unless such shares or depositary receipts are encumbered with a right of usufruct or pledge.

Interim distributions.

Article 33.

33.1.	The Board may resolve to make interim distributions to the shareholders at such conditions as the Board may determine, if an interim statement of assets and liabilities shows that the requirement of paragraph 1 of article 32 has been met. The Board may resolve to distribute to the holders of shares an interim dividend in the form of shares in the capital of the Company. At the proposal of the Board the General Meeting may resolve to make interim distributions to the shareholders if an interim statement of assets and liabilities shows that the requirement of paragraph 1 of article 32 has been met.

33.2.	The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and the Articles of Association shall be included in the statement of assets and liabilities. It shall be signed by the members of the Board. If one or more of their signatures are missing, this absence and the reason for this absence shall be stated.

Article 34.

34.1.

Any proposal for distribution of dividend on shares and any resolution to distribute an interim dividend on shares shall immediately be published by the Board in accordance with the regulations of the stock exchange where the shares are officially listed at the Company’s request. The notification shall specify the date when and the place where the dividend shall be payable or—in the case of a proposal for distribution of dividend—is expected to be made payable.

34.2.	Dividends shall be payable no later than thirty (30) days after the date when they were declared, unless the body declaring the dividend determines a different date.

34.3.	Dividends which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the Company and shall be carried to reserve.

34.4.	The Board may determine that distributions on shares shall be made payable either in euro or in another currency.

Amendment of the articles of association. Winding up. Liquidation.

Article 35.

35.1.	A resolution to amend the Articles of Association or to wind up the Company may only be adopted at the proposal of the Board.

35.2.	On the dissolution of the Company, the liquidation shall be carried out by the Board, unless otherwise resolved by the General Meeting.

35.3.	The resolution to dissolve the Company shall also set the remuneration of the liquidators.

35.4.	Pending the liquidation the provisions of the Articles of Association shall remain in force to the fullest possible extent.

35.5.	The surplus assets of the Company remaining after satisfaction of its debts shall be divided, in accordance with the provisions of section 2:23b of the Dutch Civil Code shall be for the benefit of the holders of shares in proportion to the par value amount of shares held by each of them.

Transitional provisions.

Article 36.

36.1.	As of the execution of this deed on two thousand and twelve the Board has been empowered until the first day of July two thousand and fourteen:

(i)	to issue ordinary shares [up to ten percent (10%) of the issued share capital as it will read from time to time plus an additional ten percent (10%) of the issued share capital as it will read from time to time in connection with or on the occasion of mergers and acquisitions]; and

(ii)	to grant rights to subscribe for shares up to the maximum referred to above.

36.2.	As of the execution of this deed on two thousand and twelve the Board has been empowered until the first day of July two thousand and fourteen, to restrict or exclude pre-emptive rights on shares.

36.3.	Notwithstanding article 14, paragraph 1, the first term of office for the directors shall not lapse prior to the end of the Company’s annual General Meeting in two thousand fourteen.

36.4.	This article and its heading shall lapse on the first day of July two thousand and fourteen.

Article 37.

37.1.	After expiry of the first financial year which ended on the thirtieth day of June two thousand and twelve, article 31, paragraph 1 shall read as follows:

“31.1. The financial year of the Company shall coincide with the calendar year.”

37.2.	The financial year that started on the first day of July two thousand and twelve shall end on the thirty-first day of December two thousand and thirteen.

37.3.	This article and its heading shall lapse after the thirty-first day of December two thousand and thirteen.

Finally the person appearing declares that:

a.	an expert, as referred to in section 2:393 of the Civil Code has certified, in accordance with the provisions of section 2:72, subsection 1(b) of the Civil Code, that on a date within five months prior to the date of the execution of this deed the equity of the company corresponded at least with the issued share capital;

b.	as a consequence of the execution of this deed the issued and paid up share capital of the company amounts to euro (EUR ).

A document in evidence of the resolutions, referred to in the head of this deed, is attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed. Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that [he][she] has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.